SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  July 5, 1995



                             FREEPORT-McMoRan INC.


            Delaware                   1-8124                13-3051048


        (State or other             (Commission             (IRS Employer
        jurisdiction of             File Number)            Identification
        incorporation or                                    Number)
        organization)

              1615 Poydras Street, New Orleans, Louisiana  70112

      Registrant's telephone number, including area code:  (504) 582-4000


                             Freeport-McMoRan Inc.


Item 2.     Acquisition or Disposition of Assets.
            ------------------------------------
            In May 1994, Freeport-McMoRan Inc. (FTX) announced that it was taking steps to effect the tax-free distribution to its common stockholders of all the Class B common stock of Freeport-McMoRan Copper & Gold Inc. (FCX) which FTX owns at the time of such distribution. This distribution would separate its two principal businesses, copper/gold and agricultural minerals, into two independent financial and operating entities. FTX recently completed the restructuring of its long-term debt and preferred stock through a series of transactions. On July 5, 1995, the FTX Board of Directors declared a distribution of the Class B common stock of FCX to FTX common stockholders of record on July 17, 1995, representing approximately 0.702 shares of FCX Class B common stock per FTX common share.

Item 7.     Financial Statements and Exhibits.
            ---------------------------------

            (a)   Financial statements of business acquired.  Not applicable.

            (b) Pro forma financial information. The pro forma financial statements of FTX filed as part of this report are listed in the Financial Information Table of Contents appearing on page F-1 hereof.

            (c)   Exhibits.  The exhibits to this report are listed in the
                  Exhibit Index appearing on page E-1 hereof.


                                   SIGNATURE
                                  ----------

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    FREEPORT-McMoRan INC.


                                    By:      /s/ John T. Eads
                                         ----------------------------------
                                                 John T. Eads
                                             Assistant Vice President &
                                          Controller - Financial Reporting

Date:  July 11, 1995




                             Freeport-McMoRan Inc.


                             Financial Information

                               Table of Contents


Freeport-McMoRan Inc.
  Unaudited Pro Forma Statement of Income for the Year
    Ended December 31, 1994                                               F-2
  Unaudited Pro Forma Statement of Income for the Three
    Months Ended March 31, 1995                                           F-3
  Unaudited Pro Forma Condensed Balance Sheet as of
    March 31, 1995                                                        F-4
  Notes to Pro Forma Financial Statements                                 F-5







                             Freeport-McMoRan Inc.
                    Unaudited Pro Forma Statement of Income
                         Year Ended December 31, 1994

                                                                     Pro Forma Adjustments
                                                                  --------------------------
                                                                     FCX
                                                                   Spinoff            Other
                                                Historical         (Note 1)         (Note 2)        Pro Forma
                                                ----------       -----------         -------        ---------
                                                             (In Thousands, Except Per Share Amounts)
Revenues                                        $1,982,396       $(1,212,284)        $62,070         $832,182
Cost of sales:
Production and delivery                          1,297,007          (740,261)         64,126          620,872
Depreciation and amortization                      132,713           (76,302)          1,741           58,152
                                                ----------       -----------         -------         --------
  Total cost of sales                            1,429,720          (816,563)         65,867          679,024
Exploration expenses                                47,052           (40,380)         (5,427)           1,245
Gain on insurance settlement                       (32,602)           32,602            -                -
General and administrative                         167,390          (109,011)          2,581           60,960
                                                ----------       -----------         -------         --------
  Total costs and expenses                       1,611,560          (933,352)         63,021          741,229
                                                ----------       -----------         -------         --------
Operating income                                   370,836          (278,932)           (951)          90,953
Interest expense, net                              (91,834)             -             66,737          (25,097)
Gain on conversion/distribution
  of FCX securities                                114,750          (114,750)           -                -
Other expense, net                                  (3,830)            1,042             542           (2,246)
                                                ----------       -----------         -------         --------
Income before income taxes and
  minority interests                               389,922          (392,640)         66,328           63,610
Provision for income taxes                        (148,388)          168,194         (25,169)          (5,363)
Minority interests in net income of
  consolidated subsidiaries                       (168,951)          110,717          (3,537)         (61,771)
                                                ----------       -----------         -------         --------
Income (loss) before extraordinary
  item                                              72,583          (113,729)         37,622           (3,524)
Extraordinary loss on early
  extinguishment of debt, net                       (9,108)             -              9,108             -
                                                ----------       -----------         -------         --------
Net income (loss)                                   63,475          (113,729)         46,730           (3,524)
Preferred dividends                                (22,032)             -             17,650           (4,382)
                                                ----------       -----------         -------         --------
Net income (loss) applicable to
  common stock                                   $   41,443      $  (113,729)        $64,380         $ (7,906)
                                                 ==========      ===========         =======         ========
Net income (loss) per primary share:
Before extraordinary item                             $.37                                              $(.05)
Extraordinary loss on early
  extinguishment of debt, net                         (.07)                                               -
                                                      ----                                              -----
                                                      $.30                                              $(.05)
                                                      ====                                              =====

Average shares outstanding (Note 2)                139,223                                            171,163
                                                   =======                                            =======

The accompanying notes are an integral part of these pro forma financial statements.




                             Freeport-McMoRan Inc.
                    Unaudited Pro Forma Statement of Income
                       Three Months Ended March 31, 1995

                                                                    Pro Forma Adjustments
                                                                  -------------------------
                                                                   FCX
                                                                 Spinoff             Other
                                               Historical        (Note 1)          (Note 2)         Pro Forma
                                               ----------       ---------           -------         ---------
                                                             (In Thousands, Except Per Share Amounts)

Revenues                                         $663,285       $(408,806)          $  -             $254,479
Cost of sales:
Production and delivery                           396,704        (224,202)             -              172,502
Depreciation and amortization                      36,642         (22,303)             -               14,339
                                                 --------       ---------           -------          --------
  Total cost of sales                             433,346        (246,505)             -              186,841
Exploration expenses                                8,125          (7,956)             -                  169
General and administrative                         50,445         (32,850)             -               17,595
                                                 --------       ---------           -------          --------
  Total costs and expenses                        491,916        (287,311)             -              204,605
                                                 --------       ---------           -------          --------
Operating income                                  171,369        (121,495)             -               49,874
Interest expense, net                             (25,059)           -               17,709            (7,350)
Other expense, net                                   (583)            718              -                  135
                                                 --------       ---------           -------          --------
Income before income taxes
  and minority interests                          145,727        (120,777)           17,709            42,659
Provision for income taxes                        (50,127)         52,513            (6,198)           (3,812)
Minority interests in net income
  of consolidated subsidiaries                    (70,740)         44,569            (5,112)          (31,283)
                                                 --------       ---------           -------          --------
Net income                                         24,860         (23,695)            6,399             7,564
Preferred dividends                                (5,469)           -                4,373            (1,096)
                                                 --------       ---------           -------          --------
Net income applicable to
  common stock                                   $ 19,391       $ (23,695)          $10,772          $  6,468
                                                 ========       =========           =======          ========

Net income per primary share                         $.14                                                $.04
                                                     ====                                                ====

Average shares outstanding (Note 2)               137,326                                             168,673
                                                  =======                                             =======

The accompanying notes are an integral part of these pro forma financial statements.



                             Freeport-McMoRan Inc.
                  Unaudited Pro Forma Condensed Balance Sheet
                                March 31, 1995

                                                                      Pro Forma Adjustments
                                                                    -------------------------
                                                                       FCX
                                                                     Spinoff           Other
                                                  Historical         (Note 1)         (Note 2)      Pro Forma
                                                  ----------       -----------        --------     ----------
                                                                             (In Thousands)
Cash and short-term investments                   $   57,597       $   (34,308)       $   -         $   23,289
Accounts receivable                                  279,601          (196,344)           -            83,257
Inventories                                          451,513          (343,175)           -           108,338
Prepaid expenses and other                            18,002           (12,226)           -             5,776
                                                  ----------       -----------        --------     ----------
  Total current assets                               806,713          (586,053)           -           220,660
Property, plant and equipment, net                 3,581,421        (2,575,752)           -         1,005,669
Other assets                                         217,901           (70,366)        (75,263)        72,272
                                                  ----------       -----------        --------     ----------
Total assets                                      $4,606,035       $(3,232,171)       $(75,263)    $1,298,601
                                                  ==========       ===========        ========     ==========
Accounts payable and accrued
  liabilities                                     $  551,560       $  (394,726)       $ 21,842     $  178,676
Current portion of long-term debt
  and short-term borrowings                           34,916           (34,602)           -               314
                                                  ----------       -----------        --------     ----------
  Total current liabilities                          586,476          (429,328)         21,842        178,990
Long-term debt, less current
portion                                            1,830,212          (640,401)       (804,744)       385,067
Reclamation and mine shutdown
reserves                                             140,837            (7,580)           -           133,257
Accrued postretirement benefits       and
other liabilities                                    482,840          (195,073)           -           287,767
Deferred income taxes                                306,432          (380,948)         74,516           -
Minority interests in consolidated
  subsidiaries                                     1,515,781        (1,346,127)         47,862        217,516
Stockholders' equity (deficit)                      (256,543)         (232,714)        585,261         96,004
                                                  ----------       -----------        --------     ----------
Total liabilities and
  stockholders' equity                            $4,606,035       $(3,232,171)       $(75,263)    $1,298,601
                                                  ==========       ===========        ========     ==========

The accompanying notes are an integral part of these pro forma financial statements.





                             Freeport-McMoRan Inc.
               Notes to Unaudited Pro Forma Financial Statements


     The accompanying Unaudited Pro Forma Statements of Income have been prepared assuming the transactions discussed below occurred on January 1, 1994, whereas the Unaudited Pro Forma Condensed Balance Sheet assumes the transactions occurred on March 31, 1995. The pro forma financial statements are not necessarily indicative of the actual results that would have been achieved nor are they indicative of future results.

1.   FCX SPINOFF
     In May 1994, Freeport-McMoRan Inc. (FTX) announced that it was taking steps to effect the tax-free distribution to its common stockholders of all the Class B common stock of Freeport-McMoRan Copper & Gold Inc. (FCX) which FTX owns at the time of such distribution. This distribution would separate its two principal businesses, copper/gold and agricultural minerals, into two independent financial and operating entities. FTX recently completed the restructuring of its long-term debt and preferred stock through a series of transactions discussed below. On July 5, 1995, the FTX Board of Directors declared a distribution of the Class B common stock of FCX to FTX common stockholders of record on July 17, 1995, representing approximately 0.702 shares of FCX Class B common stock per FTX common share. As a result of this distribution, FTX will no longer own any interest in FCX, and the financial results related to FCX have been eliminated from the pro forma financial statements.

2.   OTHER TRANSACTIONS
     FTX has completed the following other financial transactions:

     a) FCX STOCK SALES
        In May 1995, FTX sold 21.5 million shares of FCX Class A common stock for $450 million to a subsidiary of The RTZ Corporation PLC (RTZ) in accordance with the previously announced definitive agreements. On July 5, 1995, FTX sold an additional 2.4 million shares of FCX Class A common stock for $50.2 million to a subsidiary of RTZ.

        Pro forma balance sheet adjustments for these transactions include:
        -  Sales proceeds as a reduction to long-term bank debt.
        -  Recognition of the additional minority interest in FCX.
        - The estimated income tax effect arising from the sales (including $27 million of taxes included in accounts payable).
        - The estimated after-tax gain from the sales, representing the excess of sales proceeds over FTX's book basis in the FCX shares sold. These gains are not included in the pro forma statement of income in accordance with Securities and Exchange Commission requirements concerning pro forma financial statements; however, the gains will be reflected in FTX's statement of income for the appropriate period.

        Pro forma statement of income adjustments for these transactions include:
        -  Interest savings caused by a reduction in long-term debt.
        -  The related tax impact, using statutory income tax rates.
        -  The additional minority interest ownership in FCX's earnings.

     b) Debt and Preferred Stock Restructuring
        - In early 1994, FTX defeased its 10 7/8% Subordinated Debentures (10 7/8% Debentures), recognizing an extraordinary after-tax loss of $9.1 million.
        - In April 1995, FTX exchanged 11.4 million FTX common shares for 4 million shares of its $4.375 Convertible Exchangeable Preferred Stock ($4.375 Preferred Stock) in accordance with an exchange offer. The exchange offer allowed each share of $4.375 Preferred Stock to be exchanged for 2.85 shares of FTX common stock, versus the applicable conversion rate of 2.35 shares per each share of $4.375 Preferred Stock. As a result of the exchange offer, FTX will recognize a $34 million noncash charge (to be reflected as additional preferred dividends) in its statement of income for the three months ended June 30, 1995. In accordance with Securities and Exchange Commission requirements concerning pro forma financial statements, this charge is not included in the pro forma statement of income.
        - On June 12, 1995, FTX redeemed its Zero Coupon Convertible Subordinated Debentures Due 2006 (ABC Debentures) for cash at a redemption price equal to book value. Prior to the redemption, holders of $0.5 million of ABC Debentures converted their debentures into 7,040 FTX common shares.
        - On June 30, 1995, FTX redeemed its remaining $16.4 million face amount of 6.55% Convertible Subordinated Notes Due 2001 (6.55% Notes), with a book value of $14.1 million, for $15 million of cash. Prior to the redemption, FTX increased the number of FTX common shares that would be receivable upon conversion of the 6.55% Notes to 55.95 shares per $1,000 principal amount. Holders of $356.6 million face amount of 6.55% Notes converted their notes at the enhanced rate into 19.9 million FTX common shares. As a result of the enhanced conversion rate and the redemption premium, FTX will recognize a $44 million charge in its statement of income for the three months ended June 30, 1995. In accordance with Securities and Exchange Commission requirements concerning pro forma financial statements, this charge is not included in the pro forma statement of income.

        Pro forma balance sheet adjustments for these transactions include:
        - The write-off of deferred charges and accrued interest associated with the ABC Debentures and 6.55% Notes.
        - A reduction in debt associated with the conversions of 6.55% Notes, with a corresponding increase in stockholders' equity.

        Pro forma statement of income adjustments for these transactions include:
        - A reduction in interest expense caused by reduced debt levels and by replacing fixed-rate note borrowings with lower variable-rate borrowings under FTX's bank credit facility.
        -  The related tax impact, using statutory income tax rates.
        - The elimination of the extraordinary loss associated with the defeasance of the 10 7/8% Debentures.
        - The reduction in preferred stock dividends reflecting fewer $4.375 Preferred Stock shares outstanding, with a related increase to FTX's average common shares outstanding.

     c) MOXY Dividend - In May 1994, FTX distributed the common shares of McMoRan Oil & Gas Co. (MOXY), a wholly owned subsidiary, to FTX's common stockholders. The pro forma statement of income adjustments include the elimination of the historical results attributable to the MOXY oil and gas operations during the 1994 period prior to this distribution. No pro forma adjustment for this transaction is required for the first-quarter 1995 financial statements.

     d) Sulphur Assets - In January 1995, Freeport-McMoRan Resource Partners, Limited Partnership (FRP), a 51.4 percent owned subsidiary of FTX, acquired essentially all of the domestic assets of Pennzoil Co.'s sulphur division. The pro forma statement of income adjustments for 1994 represent the historical results of operations attributable to the acquired assets, using FRP's purchase price for depreciation and amortization. No pro forma adjustment for this transaction is required for the first-quarter 1995 financial statements.


     A summary of the pro forma statement of income adjustments associated with the "other transactions" follows:

                                                                  Year Ended December 31, 1994
                                                 ------------------------------------------------------------
                                                         Debt and
                                            FCX                                                  Preferred    Stock
                                           Stock       Restructuring       MOXY          Sulphur
                                           Sales                         Dividend        Assets         Total
                                          ------       -------------     --------        -------      -------
                                                                 (In Thousands)
Revenues                                  $ -             $  -            $  (418)       $62,488      $62,070
Cost of sales:
Production and delivery                     -                -               (684)        64,810       64,126
Depreciation and                            -                -             (1,895)         3,636        1,741
  amortization
                                          ------          -------          ------        -------      -------
  Total cost of sales                       -                -             (2,579)        68,446       65,867
Exploration expenses                        -                -             (5,427)          -           (5,427)
General and administrative                  -                -             (3,466)         6,047        2,581
                                          ------          -------         -------        -------      -------
  Total costs and expenses                  -                -            (11,472)        74,493       63,021
                                          ------          -------         -------        -------      -------
Operating income                            -                -             11,054        (12,005)        (951)
Interest expense, net                     27,114           40,345            (722)          -          66,737
Other expense, net                          -                -               -               542          542
                                          ------          -------         -------        -------      -------
Income before income taxes
  and minority interests                  27,114           40,345          10,332        (11,463)      66,328
Provision for income taxes                (9,490)         (14,121)         (3,616)         2,058      (25,169)
Minority interests                        (9,119)            -               -             5,582        (3,537)
                                          ------          -------         -------        -------      -------
Income before extraordinary
  item                                     8,505           26,224           6,716         (3,823)      37,622
Extraordinary loss                          -               9,108            -               -          9,108
                                          ------          -------         -------        -------      -------
Net income                                 8,505           35,332           6,716         (3,823)      46,730
Preferred dividends                         -              17,650            -              -          17,650
                                          ------          -------         -------        -------      -------
Net income applicable to
  common stock                            $8,505          $52,982         $ 6,716        $(3,823)     $64,380
                                          ======          =======         =======        =======      =======
Change in average shares
  outstanding                               -              31,940            -              -          31,940
                                          ======          =======         =======        =======      =======




                                       Three Months Ended March 31, 1995
                                    ----------------------------------------
                                      FCX            Debt and
                                     Stock       Preferred Stock
                                     Sales        Restructuring       Total
                                    -------      ---------------     -------
                                                (In Thousands)
 Revenues                           $  -                $  -         $  -
 Cost of sales:
 Production and delivery               -                   -            -
 Depreciation and amortization         -                   -            -
                                    -------             -------      -------
   Total cost of sales                 -                   -            -
 Exploration expenses                  -                   -            -
 General and administrative            -                   -            -
                                    -------             -------      -------
   Total costs and expenses            -                   -            -
                                    -------             -------      -------
 Operating income                      -                   -            -
 Interest expense, net                8,884               8,825       17,709
 Other expense, net                    -                   -            -
                                    -------             -------      -------
 Income before income taxes
   and minority interests             8,884               8,825       17,709
 Provision for income taxes          (3,110)             (3,088)      (6,198)
 Minority interests                  (5,112)               -          (5,112)
                                    -------             -------      -------
 Net income                             662               5,737        6,399
 Preferred dividends                   -                  4,373        4,373
                                    -------             -------      -------
 Net income applicable to
   common stock                     $   662             $10,110      $10,772
                                    =======             =======      =======
 Change in average shares
   outstanding                          -                31,347       31,347
                                    =======             =======      =======





                                              As of March 31, 1995
                                       -------------------------------------
                                                     Debt and
                                          FCX       Preferred
                                         Stock        Stock
                                         Sales     Restructuring      Total
                                       --------    -------------    --------
                                                  (In Thousands)

 Cash and short-term investments       $    -           $   -       $    -
 Accounts receivable                        -               -            -
 Inventories                                -               -            -
 Prepaid expenses and other                 -               -            -
                                       --------         -------     --------
   Total current assets                     -               -            -
 Property, plant and
   equipment, net                           -               -            -
 Other assets                           (67,046)         (8,217)     (75,263)
                                       --------         -------     --------
 Total assets                          $(67,046)        $(8,217)    $(75,263)
                                       ========         =======     ========
 Accounts payable and accrued
   liabilities                         $ 27,000         $(5,158)    $ 21,842
 Current portion of long-term debt
   and short-term  borrowings              -               -            -
                                       --------         -------      -------
   Total current liabilities             27,000          (5,158)      21,842
 Long-term debt, less
   current portion                     (500,160)       (304,584)    (804,744)
 Reclamation and mine
   shutdown reserves                       -               -            -
 Accrued postretirement
   benefits and other liabilities          -               -            -
 Deferred income taxes                   76,018          (1,502)      74,516
 Minority interests in consolidated
   subsidiaries                          47,862             -         47,862
 Stockholders' equity (deficit)         282,234         303,027      585,261
                                       --------         -------     --------
 Total liabilities and
   stockholders' equity                $(67,046)        $(8,217)    $(75,263)
                                       ========         =======     ========





                                 Exhibit Index
                                 -------------

                                                               Sequentially
                                                                 Numbered
Number     Exhibit                                                 Page
- ------     -------                                             ------------

 99.1      News Release dated July 5, 1995.

 99.2      News Release dated July 11, 1995.





                                                                  Exhibit 99.1

                       FREEPORT-McMoRan INC. ANNOUNCES:

      - SPECIAL DIVIDEND OF FREEPORT-McMoRan COPPER & GOLD INC. CLASS B COMMON SHARES TO FREEPORT-McMoRan INC. COMMON SHAREHOLDERS

      - RESULTS OF REDEMPTIONS AND CONVERSIONS OF 6.55% CONVERTIBLE SUBORDINATED NOTES DUE JANUARY 15, 2001


      NEW ORLEANS, LA., July 5, 1995 -- Freeport-McMoRan Inc. (NYSE:FTX) announced today that its Board of Directors has declared a special tax-free dividend whereby all of the 117,909,323 Class B common shares of Freeport-McMoRan Copper & Gold Inc. (FCX) owned by FTX will be distributed to holders of FTX common stock of record at the close of business on July 17, 1995. At July 3, 1995, there were approximately 167.9 million FTX common shares outstanding and the dividend distribution ratio will be approximately 0.702 of a share of FCX Class B common stock for each common share of FTX. The FCX Class B stock certificates are expected to be mailed on July 28, 1995 to FTX common shareholders. This special tax-free dividend completes FTX's restructuring transaction announced May 3, 1994.
      Fractional shares of FCX Class B common stock will not be issued in connection with this distribution. Each FTX shareholder entitled to receive a fractional share of FCX Class B common stock will receive cash in lieu of the fractional share. All fractional shares will be aggregated and sold by the distribution agent, Mellon Securities Trust Company, after the record date in an orderly manner through either a single or multiple transactions in the public market. No action on the part of FTX shareholders is necessary.
      FTX also announced today the results of the redemption of its 6.55% Convertible Subordinated Notes due January 15, 2001 (Notes). Of the approximately $373 million principal amount of the Notes outstanding at the time of the call, approximately $16.4 million principal amount were redeemed for $15.0 million cash on June 30, 1995. The remaining approximately $356.6 million principal amount of the Notes were converted into 19.9 million shares of FTX common stock and are included in the approximately 167.9 million FTX common shares outstanding on July 3, 1995 entitled to receive the distribution of FCX Class B common shares by FTX.
      As previously announced, The RTZ Corporation PLC (RTZ) committed to purchase certain additional FCX Class A common stock from FTX equal to the funding requirements for the redemption of the Notes and had an option to purchase an additional 3.5 million shares of FCX Class A common stock. In satisfaction and cancellation of this commitment and option, FTX is selling today 2.4 million shares of FCX Class A common stock to RTZ for approximately $50 million ($20.90 per share). FTX will use the proceeds for general corporate purposes including the repayment of its bank debt.
      It is expected that "when issued" trading of the FCX Class B common stock and "ex-distribution when issued" trading of FTX common stock (without the right to receive the FCX Class B special dividend) will commence no later than July 13, 1995. Furthermore, it is expected that FTX will begin trading with a "due bill", representing the right to receive FCX Class B shares pursuant to this distribution, on July 13, 1995.
      FCX has 84,680,708 Class A shares outstanding including all Class A shares sold to RTZ. Since the company's inception, the Class A shares have been traded on the New York Stock Exchange (NYSE) under the symbol "FCX". The only difference between the FCX Class A shares and the Class B shares being distributed relates to voting rights with regard to the election of Directors, as approved by the FCX Class A shareholders in March 1995. FCX Class B common shareholders will have the right to elect 80 percent of the members of the Board of Directors and FCX Class A common shareholders and preferred shareholders, voting together as a single class, will elect the balance.
      Consistent with NYSE convention, the trading symbol for FCX Class A shares will change to "FCX.A" when FCX Class B common shares begin trading on the NYSE on a "when issued" basis. FCX Class B shares will initiate trading on the NYSE under the symbol FCX.B. Subsequently, FCX may consider changing the trading symbol for the FCX Class B common shares to "FCX". Termination of "when issued" trading in the FCX Class B common shares, "ex-distribution when issued" trading of FTX common stock and trading of FTX with a "due bill" is expected to occur at the close of business on July 28, 1995. The FTX common stock and FCX Class B common stock are expected to begin trading on a "regular way" basis on July 31, 1995.
      As a result of this special dividend, FTX will no longer own any interest in FCX and FTX's business activity will essentially consist of the company's approximate 51 percent ownership in its agricultural minerals affiliate, Freeport-McMoRan Resource Partners, Limited Partnership (NYSE:FRP). Subsequent to the distribution of FCX Class B common shares to FTX shareholders, the FTX Board of Directors will determine the appropriate uses of FTX cash flow. Alternative uses of cash could include the establishment of a new dividend policy for FTX, the purchase of FTX shares, the purchase of FRP units and/or growth activities.
      Mr. James R. Moffett, Chairman and CEO of FTX, said: "With the steps being announced today, FTX's restructuring initiated over a year ago is now complete. The separation of the copper/gold and agricultural minerals businesses into independent financial and operating entities provides a focused structure for these two world-class operations. We are excited about this new beginning and will continue to move forward with great momentum to enhance and grow our low cost operations."


                                                                  Exhibit 99.2

FREEPORT-McMoRan INC. AND FREEPORT-McMoRan COPPER & GOLD INC. ANNOUNCE PRELIMINARY SECOND QUARTER FINANCIAL AND OPERATIONAL RESULTS


      NEW ORLEANS, LA., July 11, 1995 -- With the previously announced completion of restructuring activities, Freeport-McMoRan Inc. (FTX) and Freeport-McMoRan Copper & Gold Inc. (FCX) today announced preliminary financial and operational results for the second quarter of 1995.
      In this connection, FCX announced that, based on review of preliminary second quarter financial and operating data, its financial results are expected to approximate securities analysts' consensus earnings estimates of $0.20 per share. FCX's second quarter preliminary financial results are based on mine and mill operating levels at P.T. Freeport Indonesia Company (PT-FI), FCX's Indonesian mining affiliate, of approximately 113,000 metric tons of ore per day (MTPD). The mine/mill expansion project is now substantially complete and achieved an average throughput rate of approximately 119,000 MTPD during June. For approximately half of the second quarter, FCX's Spanish copper smelter operated by its subsidiary, Rio Tinto Minera S.A. (RTM), was shutdown to tie-in expansion equipment and for maintenance turnarounds which contributed to a loss for the quarter for RTM. Expansion activities are progressing at RTM as is the feasibility study for the development of FCX's Indonesian copper smelter/refinery complex. FCX also sold in two transactions certain of its power generation and aviation assets for approximately $148 million which was used to reduce debt.
      FTX announced that its second quarter financial results will reflect its ownership of FCX and its approximate 51 percent ownership of Freeport-McMoRan Resource Partners, Limited Partnership (FRP), the substantial gain resulting from the May 12, 1995 sale of FCX Class A common shares to The RTZ Corporation PLC (RTZ), and charges resulting from FTX's redemption/conversions of debt securities and the exchange of common stock for its preferred stock. Because FTX is distributing its ownership in FCX to its shareholders of record on July 17, 1995, FTX's share of FCX financial results will be reflected as discontinued operations. Based on the company's review of preliminary financial data, FTX estimates that second quarter earnings will approximate $1.80 per share including approximately $0.05 per share income from ongoing operations, $0.65 per share income from discontinued operations, $1.65 per share gain on the May 12, 1995 sale of FCX stock to RTZ and $0.55 per share charges to earnings associated with the redemption/conversions of debt securities and the exchange of common stock for FTX's preferred stock.
      FTX's second quarter preliminary ongoing financial results primarily reflect its agricultural minerals operations. FTX expects to report lower phosphate fertilizer production levels than in the first quarter because of the temporary closure of one facility and maintenance turnarounds at three other facilities. Foreign demand for phosphate products has remained strong while domestic demand has slackened due to wet conditions in the farm belt. Also, phosphate fertilizer per unit costs were slightly higher than in the first quarter primarily because of higher raw material costs for ammonia and increased maintenance costs. Furthermore, sulphur production at the Main Pass and Culberson mines and oil revenues at Main Pass continued at levels consistent with that of the first quarter. During the second half of 1995, FTX expects to benefit from a substantial phosphate product sales agreement reached by the export marketing association of FRP's joint venture operating company, IMC-Agrico Company, and Sinochem, the purchasing organization in China.
      Attached is selected unaudited pro forma financial information for FTX as of December 31, 1994 and March 31, 1995 reflecting the distribution of FCX Class B common shares to FTX shareholders and related transactions leading up to the distribution.



                             FREEPORT-McMoRan Inc.
                        SELECTED FINANCIAL INFORMATION

The following selected unaudited pro forma financial information was prepared assuming 1) the spin-off of FCX Class B shares to FTX common shareholders, 2) the sales of FCX Class A shares to RTZ, 3) the debt and preferred stock restructuring, 4) the Pennzoil transaction and 5) the MOXY spin-off occurred on January 1, 1994 for the income statement information and on March 31,1995, if not already reflected,for the balance sheet information,as detailed further in FTX's Form 8-K filed on July 11, 1995. The pro forma financial information is not necessarily indicative of the actual results that would have been achieved nor is it indicative of future results.

                                                 HISTORICAL
                                                AS PRESENTED        PRO FORMA
                                                ------------        ---------
                                                      (In Thousands,
                                                 Except Per Share Amounts)
YEAR ENDED DECEMBER 31, 1994
Income statement data:
Revenues                                          $1,982,396         $832,182
Operating income                                     370,836           90,953
Income before income taxes and minority
  interests                                          389,922           63,610
Net income (loss) applicable to common
  stock                                               41,443           (7,906)
Net income (loss) per primary share                     0.30            (0.05)
Average common shares outstanding                    139,223          171,163

THREE MONTHS ENDED MARCH 31, 1995
Income statement data:
Revenues                                            $663,285         $254,479
Operating income                                     171,369           49,874
Income before income taxes and minority
  interests                                          145,727           42,659
Net income applicable to common stock                 19,391            6,468
Net income per primary share                            0.14             0.04
Average common shares outstanding                    137,326          168,673

Balance sheet data (as of March 31, 1995):
Property, plant and equipment, net                $3,581,421       $1,005,669
Long-term debt, including current
  borrowings                                       1,865,128          385,381
Minority interests' ownership of
  subsidiaries equity                              1,515,781          217,516
Stockholders' equity                                (256,543)          96,004
Total assets                                       4,606,035        1,298,601